EXHIBIT 11
                         OPINION AND CONSENT OF COUNSEL











January 25, 2006



Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, Massachusetts 02116

         Re: Registration Statement on Form N-14


Ladies and Gentlemen:

         We have acted as counsel to Metropolitan Series Fund, Inc. (the "Company") in connection with the Registration Statement of the Company on Form N-14 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of Tactical Growth and Income Stock Account for Variable Annuities of The Travelers Insurance Company ("TIC") and the MetLife Stock Index Portfolio, a series of the Company; Tactical Aggressive Stock Account for Variable Annuities of TIC and the MetLife Mid Cap Stock Index Portfolio, a series of the Company; and Tactical Short-Term Bond Account for Variable Annuities of TIC and the BlackRock Money Market Portfolio, a series of the Company; and the issuance of Class A shares of common stock of the MetLife Stock Index Portfolio, the MetLife Mid Cap Stock Index Portfolio and the BlackRock Money Market Portfolio (collectively, the "Acquiring Portfolios") in connection therewith (collectively, the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among Tactical Growth and Income Stock Account for Variable Annuities, Tactical Aggressive Stock Account for Variable Annuities and Tactical Short-Term Bond Account for Variable Annuities (collectively, the "Acquired Accounts"), TIC, the Company and certain other parties thereto (the "Agreement and Plan of Reorganization"), in substantially the form to be included in the Registration Statement as an exhibit.

         We have examined the Company's Articles of Incorporation, as amended and supplemented (collectively, the "Articles"), and the Company's Bylaws, as amended. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion. Additionally, we have assumed that, as of the date of issuance of the Shares pursuant to the Agreement and Plan of Reorganization, the number of issued Shares of each of the Acquiring Portfolios will not exceed the number of such Shares authorized to be issued under the Articles.

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Metropolitan Series Fund, Inc.              -2-                January 25, 2006

         We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Board of Managers and unitholders of the Acquired Accounts will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Company, TIC, the Acquired Accounts and each other party thereto.

         Based upon and subject to the foregoing, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable by the Company, assuming that as consideration for the Shares not less than the net asset value and the par value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

         We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement and further consent to the references to our firm in the Registration Statement.

                                                              Very truly yours,



                                                              Ropes & Gray LLP